                                                                Exhibit 10.21


                  AMENDMENT TO TECHNICAL ASSISTANCE AGREEMENT

THIS AMENDMENT (this "Amendment"), dated as of September __, 1997, is made by and between Texas Instruments Incorporated, a Delaware corporation with its principal place of business at 13500 North Central Expressway, Dallas, Texas 75265, USA ("TI") and Anam Industrial Co., Ltd, a corporation of the Republic of Korea, with its principal place of business at Seoul, Republic of Korea ("Anam") to the Technical Assistance Agreement (the "TAA"), dated January 28, 1997, by and between TI and Anam.


                                   RECITALS:

WHEREAS, Anam and Amkor Electronics, Inc., ("Amkor") have agreed, inter alia, that Anam will market and sell all of Anam's output from the foundry that is the subject of the TAA exclusively through Amkor and certain of its affiliates;

WHEREAS, Amkor is a subsidiary of Amkor Technologies, Inc., a Delaware corporation that intends to engage in a public offering of its stock in the United States; and

WHEREAS, Anam and TI wish to amend the TAA to recognize that all purchases of TI products (as such term is defined in the TAA) will take place through Amkor;

NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein, Anam and TI, intending to be legally bound, hereby agree as follows.

1. DEFINITIONS. Each capitalized and italicized term not defined herein has the meaning set forth in the TAA.

2.   AMENDMENT TO ARTICLE 8. The following is added as Section 8.01.08 to
Article 8 of the TAA:

     8.01.08   Purchases of TI Products from Amkor Electronics, Inc.

               (a) The Parties agree that all purchases of TI Products by TI hereunder will be made by TI from Amkor Electronics, Inc. ("Amkor") and that all sales of TI Products hereunder will be made by Amkor to TI.

               (b) Anam shall enter into an agreement with Amkor obligating Amkor to fulfill all of the obligations of Anam to TI hereunder with in connection with the sale of TI Products, including all of the obligations of Anam under this Article 8, under which agreement TI shall expressly be named a third party beneficiary with respect to such obligations.

               (c) Anam will assign (in whole or in part) its rights to receive payment from TI for TI Products to Amkor;

               (d) Anam shall provide TI with all information and assistance necessary to enable TI to purchase TI Products from Amkor in the same manner, and

                                                                [EXECUTION COPY]


                    under the same terms as TI is otherwise entitled to purchase such TI Products from Anam hereunder. Without limiting the foregoing, Anam shall guarantee Amkor's performance, including undertaking the performance of Amkor's obligations should Amkor fail to perform the obligations set forth in this Article 8 to TI's reasonable satisfaction.

               (e) Nothing set forth herein shall limit either TI's obligations to purchase TI Products in accordance with this Agreement or Anam's obligations to sell such TI Products to TI in accordance with this Agreement.

3. NO TRANSFER OF INFORMATION. Nothing set forth in this Amendment, as such, authorizes Anam to provide any technology information received from TI to Amkor.

4. GOVERNING LAW. This amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, U.S.A., as applicable to contracts made and fully performed in the State of Texas.

5. COUNTERPARTS. This Amendment may be executed in counterparts which, taken together, shall be considered one and the same agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, TI and Anam have caused their duly authorized representatives to execute this Amendment.

ANAM INDUSTRIAL CO., LTD                      TEXAS INSTRUMENTS INCORPORATED

By: /s/ IN KIL HWANG                          By:  /s/ K. BALA
   -----------------------------                 -----------------------------
    Name:   In Kil Hwang                          Name:   K. Bala
    Title:  President & CEO                       Title:  Senior Vice President
                                                          Semiconductor Group

Date: September 30, 1997                      Date:  9-29-97
     ------------------------                      ------------------------

                         TECHNICAL ASSISTANCE AGREEMENT

This Technical Assistance Agreement, including the attachments hereto (the "Agreement"), dated as of January 28, 1997 is made by and between TEXAS INSTRUMENTS INCORPORATED, a Delaware, U.S.A. corporation, with its principal place of business at 13500 North Central Expressway, Dallas, Texas 75265, U.S.A. ("TI"), and ANAM INDUSTRIAL CO., LTD., a corporation of the Republic of Korea, with its principal place of business at Seoul, Republic of Korea ("Anam"). TI and Anam are hereinafter referred to individually by their respective names or as Party and collectively as Parties.

                                      ***

[Pursuant to section 16.04 hereof the parties to this agreement have not consented to disclosure of the omitted material.]


                                      ***

                                    ARTICLE 8
             TI LOADING OPTION, PRICING, SALES TERMS AND CONDITIONS,
                         REPRESENTATIONS AND WARRANTIES

8.01    TI PURCHASE OF PRODUCTS

                8.01.01 Loading Obligations and Option to Purchase TI Products.

                (a)(i) The Parties agree that throughout the Term: (i) Anam shall sell to TI and/or TI's Affiliates (individually or collectively), and (ii) TI and/or TI's

                Affiliates shall purchase TI Products (x) only after Product Qualification is fully implemented, (y) so long as the TI Products satisfy the contractual requirements of TI on quality, pricing, cycle time, etc., and (z) to the extent that Anam is not in breach of this Agreement, an absolute minimum of forty percent (40%) of the installed Facility capacity of Anam at full equipment installation and Product Qualification (the "Capacity"), at such prices and upon such terms as are set forth in this Article 8.00 and in Annex A hereto, provided however, that TI shall not be deemed to be in breach of this Agreement so long as its purchases of the TI Products are not less than 40% on a six-month average basis. Anam agrees to take all reasonable commercial efforts to work with TI with respect to this Section 8.01.

                        (ii) To the extent that during start-up of Anam
                operations, or at any time thereafter, the monthly output of Products (including TI Products) is at levels below the Capacity, the amount of TI Products which TI shall be required to purchase shall continue to be an amount equivalent to 40% of such total Capacity.

                (b) Anam's loading commitment is for all TI Products of like or similar technology; provided, however, to the extent that a TI loading request would require significant capital investment by Anam, Anam shall not be obligated to make the commitment unless the Parties mutually agree on new loading requirements, further provided, in the event that the Parties do not so agree, then TI shall have the right to reduce its then current loadings of Anam without being in breach of this Article 8.00.

                (c) Throughout the Term, TI shall have an irrevocable option, at any time, to acquire an amount of the Products up to seventy percent (70%) of the Capacity and Anam, shall sell to TI and/or TI's Affiliates (individually or collectively) such amount of Products at such prices and upon such terms as are set forth in this Article 8.00 and in Annex A hereto, provided that to the extent that during start-up of Anam operations, or at any time thereafter, the monthly output of Products is at levels below Capacity, the amount of Product to which TI shall have an option to purchase shall continue to be an amount up to 70% of such total Capacity. Further provided, that within sixty (60) days of the execution of this Agreement, the Parties shall establish a procedure whereby which the Parties will implement any such option exercise(s) (and any decrease) on a transition basis which will not be unduly disruptive of Anam operations or contractual commitments.

                (d) For this Section 8.01.01, the general procedures for forecasting loading of TI Products shall be as set forth in
                Section V of Annex "A".

                8.01.02 Pricing and Payment Terms.

                (a) Anam shall sell TI Products to TI on a [*] basis in accordance with the pricing formula provided in Section IV of Annex A to this Agreement. For purposes of this Section 8.01.02(a) [*] shall be based on the following criteria: [*].

                (b) All prices for TI Products shall be quoted and invoices shall be rendered and paid in the currency of the United States of America. Each shipment shall constitute an independent transaction and TI shall pay for same in accordance with the specified payment terms. Upon shipment of TI Products, Anam shall invoice TI in accordance with said Annex A.

                (c) In compliance with TI's obligations under this Agreement, information relating to type, quantity and delivery of TI Products shall be as set forth in the written purchase orders to be issued by TI to Anam. Anam is obligated to and shall agree to accept and perform according to the production schedules or as in such TI purchase orders provided such purchase orders otherwise conform to the terms and conditions of this Agreement. In the event of any inconsistency between this Agreement and the purchase order, this Agreement shall be controlling.

                (d) Anam shall exert commercially reasonable efforts to achieve linear shipments, defined as equal amounts for each work-week of each month.

                (e) Shipments shall be made F.O.B., Point of Export (the "Fob Point"), in accordance with the "routing and ship to" instructions in TI's purchase order. All title and risk of loss or damage shall pass from Anam to TI upon Anam's delivery to the Fob Point, provided that Anam has shipped the TI Products in accordance with TI's routing and ship to instructions and any packing and shipping instructions.



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                (f) Within thirty [30] days of the date of the invoice, TI shall pay Anam the Purchase Order Amount for TI Products delivered to the Fob Point, unless the TI Products fall TI's incoming inspection tests, in which case TI may return the TI Products to Anam and be under no further obligation to pay Anam for said non-conforming TI Products.

                (g) To the extent Anam does not satisfy its sort/probe yield commitments under this Agreement, then the price of TI Products shall be adjusted as per the pricing formula set forth in Annex A, IV.

                8.01.03 Delivery.

                (a) The delivery dates indicated by TI on its purchase order for TI Products are important elements of shipment and receiving of TI Products. Anam agrees to accept any TI purchase order, provided that any such purchase order: (i) does not exceed seventy (70) percent of Anam's then current capacity and (ii) does not require delivery within a lead time which is commercially unreasonable or inconsistent with Anam's manufacturing cycle times. Anam agrees to take all reasonable efforts so that the TI Products shall be delivered to TI's designated delivery point on the dates set forth in any purchase order(s), and in accordance with industry competitive cycle times. In the event that any TI Products are not shipped in accordance with such delivery dates, or competitive cycle times, Anam agrees to ship via air freight (or as directed by TI) and to pay for all extra costs.

                (b) In addition to the TI packing and shipping instructions, the TI Products shall be packaged in accordance with applicable TI Specifications, and Korean Laws and U.S. laws to ensure safe arrival at TI's designated delivery point.

                8.01.04 Warranties and Representations.

                (a) Anam warrants and represents to TI that the TI Products will conform to the Specifications and shall be free from any defects in function, material, appearance and workmanship for the longer of: (i) a period of [*] from the date of TI sale, or (ii) such warranty periods provided by [*] (hereinafter, the "Warranty Period").

                (b) If, within the Warranty Period, the TI Products are in breach of said warranty, TI shall notify Anam promptly in writing of the defect, and Anam shall promptly, at TI's option, either repair or replace any defective TI Products [*], or credit to TI's account [*]



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
                [*]. An RMA form previously issued by Anam must accompany any such returned TI Products. Such return shipment shall be made by TI, F.O.B. TI's shipping dock(s) or such other shipping location as may be designated by TI.

                (c) Anam will hold TI harmless from and indemnify it against all claims made by third parties arising out of the operations of Anam or the Products manufactured by Anam, including all acts or omissions by Anam personnel (whether or not such personnel are direct employees of Anam, provided, however, that liability for such claims is not due to any direct act or omission of TI (including without limitation, that of any TI employee or agent).

                (d) THE WARRANTIES IN THIS AGREEMENT ARE EXCLUSIVE AND STATED IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, STATUTORY, OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND NEITHER ASSUME NOR AUTHORIZE ANY OTHER PERSON TO ASSUME FOR THE PARTIES ANY OTHER LIABILITIES IN CONNECTION WITH THE MANUFACTURE OR SALE OF THE PRODUCTS. THE WARRANTIES SHALL NOT APPLY TO ANY OF THE PRODUCTS WHICH HAVE BEEN REPAIRED OR ALTERED BY TI, EXCEPT AS AUTHORIZED BY ANAM, OR WHICH SHALL BE SUBJECTED TO MISUSE, NEGLIGENCE, ACCIDENT OR ABUSE BY TI.

                (e) Only with respect to the Products, and only during the Warranty Period, TI will hold Anam harmless from and indemnify Anam against all claims made by third parties arising out of defects in the Products so long as said defects are solely attributable to the Technical Information, and not to any manufacturing fault of Anam.

                8.01.05 Return Material Authorization.

                (a) Defective material shall be returned freight collect to Anam. Replacement, ("Hot Lot") service by Anam shall be made on an expedited, "courier", basis.

                (b) Anam agrees to provide RMA as soon as reasonably possible, but not exceeding five (5) business days after return by TI.



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                8.06 Purchase Order Quantities. In accordance with paragraph
        8.01.01(a), Anam shall ship to TI the quantity(ies) of TI Products specified in purchase orders placed under this Agreement.

                8.01.07 Packing and Shipping Instructions.

                (a) Anam will properly pack and describe shipments in accordance with TI Specifications and applicable carrier and legal regulations. Shipments will be made at the lowest possible freight charges. TI may assist Anam by providing freight classifications or classifying material. Anam will insure or declare value on shipments except on parcel post, unless TI specifies otherwise. On shipment where value is declared, Anam will ship prepaid insured for a minimum of the equivalent of U.S. dollars fifty (U.S. $50.00) to facilitate tracing. If shipping by air carrier, Anam will ship freight prepaid. Anam shall consolidate the air and surface shipments on single bills of lading insofar as possible so as to avoid premium freight costs unless instructed otherwise by TI.

                (b) In case any shipment does not correspond to normal practice in the industry (e.g., require special handling shipments or air ride suspension, or air shipment over five hundred (500) pounds, or over one hundred twenty (120) inches long or wide or over fifty-six (56) cubic feet, etc.), Anam agrees to notify TI's appropriate traffic department seventy-two (72) hours prior to shipment for special shipping instructions.

                (c) Each box, crate or carton will show TI's full street address and purchase order number regardless of how shipped. On air carrier shipments, a packing list shall accompany each container and shall describe the contents of such container. On all other shipments, Anam will provide a packing list to accompany each shipment, referencing the appropriate purchase order number. The bill of lading also will reference the purchase order number.

                (d) Anam is responsible for packing shipments correctly based on the carrier mode utilized. Charges for packing and crating shall be deemed part of the purchase price and no additional charges will be made therefor unless specifically requested by TI on the purchase order. Anam agrees to ship via the carrier specified by TI.

                                    ARTICLE 9
                                   TRADEMARKS

9.01 NO USE OF TI TRADEMARKS. Except as provided in Section 9.02, neither Anam nor any of its third party customers shall, at any time, in any place or in any manner, utilize the trademarks of TI, or its Affiliates or any name, mark, device or logo confusingly similar thereto, in connection with Anam, the business activities of Anam or the manufacture, use, lease, sale or other disposition of Products in any other way.

9.02 LIMITED TRADEMARK USE. Only with respect to TI Products and, then, only to the extent authorized in writing by TI, Anam may symbolize or otherwise mark such TI Products with TI trademarks trade names, devices or other TI proprietary logos. Except as authorized pursuant to this Section 9.02, the provisions of
Section 9.01 shall govern.

                                   ARTICLE 10
                    DISCLAIMERS AND LIMITATIONS OF LIABILITY

10.01 PATENT INDEMNITY BY ANAM. Anam shall defend any suit or proceeding brought against TI insofar as such suit or proceeding is based upon a claim that Products manufactured by Anam, or any process carried out by Products or any process used in the manufacture of Products, constitutes direct infringement of any duly issued patent, or any maskwork right, copyright or trade secret, and Anam shall pay all damages and costs finally awarded therein against TI, provided however, Anam will not be obligated to indemnify and hold TI harmless if said infringement solely resulted from Anam's implementation or utilization of Advanced Available Technology.

10.02 PRODUCT LIABILITY. For any Products other than TI Products TI shall bear no responsibility or liability with respect to any claims or suits against Anam by third parties and shall be under no obligation to indemnify or hold harmless Anam for any liabilities, losses, expenses or damages incurred or suffered by Anam resulting from, or caused by, the defective or allegedly defective manufacture, storage, use, sale or transportation by Anam or others of any Products, in which the Trade and Industrial Secrets of TI or other Technical Information of TI has been utilized or applied.

10.03 HOLD HARMLESS. Anam will hold TI harmless from and indemnify it against all claims made by third parties arising out of the operations of or the Products manufactured or sold by Anam, to any third party including all acts or omissions by Anam's personnel (whether or not such personnel are direct employees of Anam or have been obtained from TI on a seconding or contractual basis).



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10.04    NOTICE OF CLAIMS. Any provision herein to the contrary notwithstanding, both Anam and TI shall promptly advise the other whenever it shall become apprised of any claim which is of a nature comprehended by this Article 10.00.

[*]

                                   ARTICLE 11
                                 EXPORT CONTROLS

11.01 Anam understands and acknowledges that Products and technology (regardless of the form in which they are provided), including software, received from TI under this Agreement may be under validated export license control of the United States or other countries. Anam agrees to comply with applicable export control laws, and shall be responsible for obtaining all export, import and other licenses related to export, re-export or import of Products, software or information by it. Anam specifically assures TI that without prior authorization from the U.S. Department of Commerce, it shall not knowingly export or re-export, directly or indirectly, any technology (including software) received from TI, or any direct product or such technology or any product of Anam, to any recipient, destination or country to which such export or re-export is restricted or prohibited by U.S. law, including, but not limited to the Democratic People's Republic of North Korea. The granting of all required import and export licenses shall be a condition precedent to TI's obligations under this Agreement. TI shall have no liability to Anam if any licenses or approvals are denied. This Article shall survive termination or expiration of this Agreement.



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11.02     Anam further agrees to obtain any necessary export license or other documentation prior to exportation of any product or technical data, including software, acquired from TI or any product of such technical data. Accordingly, Anam shall not sell, export, re-export, transfer, divert or otherwise dispose of any such product or technical data directly or indirectly to any person, firm or entity, or country or countries, prohibited by United States or non-U.S. laws or regulations. Further, Anam shall give notice of the need to comply with such laws and regulations to any person, firm or entity which it has reason to believe is obtaining any such technical data or product from Anam with the intention of exportation. Each Party shall secure, at its sole expense, such licenses and export and import documents as are necessary for each of them to fulfill its obligations under the Agreement

11.03 The terms of this Article 11.00 shall survive termination or expiration of this Agreement.

                                   ARTICLE 12
                                 CONFIDENTIALITY

12.01 GENERAL OBLIGATION OF CONFIDENTIALITY AND-NONDISCLOSURE. Anam hereby recognizes that the value of the Technical Information, Technical Data, Advanced Available Technology and Trade and Industrial Secrets (collectively the "Confidential Information") is attributable substantially to the fact that the said information, know-how and technologies of TI are maintained by TI, its Affiliates and TI Joint Ventures in the strictest confidentiality and secrecy and generally are unavailable to others in Korea and elsewhere without the expenditure of substantial time, effort or money. Anam therefore covenants and agrees to keep strictly secret and confidential the Confidential Information, whether disclosed by TI, a TI Affiliate or TI Joint Venture, in accordance with the following provisions of this Agreement. Anam agrees that the Confidential Information which they receive pursuant to this Agreement is received only for use by Anam and not by any Affiliate and only in the Facility and to the extent provided in this Agreement. Except as provided in Section 12.06 of this Agreement, Anam agrees to keep the Confidential Information confidential until ten (10) years after the expiration or termination of this Agreement, provided however that Confidential Information in the form of source code for any software or microcode will be kept confidential for an indefinite period; further provided that all Confidential Information is and shall remain exclusively owned by TI, and the grant in this Agreement of rights therein or access thereto does not transfer to Anam any present or future ownership rights in the Confidential Information.

12.02 DISCLOSURE TO THIRD PARTIES. Except and only to the limited extent necessary to market its foundry services to third parties, Anam hereby covenants and agrees not to disclose all or any portion of the Confidential Information to any third Party under any circumstances whatsoever. In implementation of the foregoing covenant, Anam shall not disclose any of the Confidential Information to any of such third party's respective employees or other personnel except to those limited few persons for whom such disclosure is necessary for the effective performance of evaluation of the manufacturing capability of Anam, and, in each case, only to the extent required for such effective performance, and only if such third party executes a nondisclosure agreement

("NDA") in the form and substance approved by TI and a copy of such agreement is provided to TI. TI shall be named as a third party beneficiary of any such NDA. Before delivering any Confidential Information to a third party pursuant hereto, Anam shall identify for TI the Confidential Information Anam intends to so deliver; Anam shall not deliver to any third party any Confidential Information the delivery to such third party of which TI objects to.

12.03 EXECUTION OF CONFIDENTIALITY AND SECRECY AGREEMENTS. Anything to the contrary in this Article 12.00 notwithstanding, Anam shall not disclose any Confidential Information to any of its respective employees or other personnel unless and until such employees or other personnel have, prior to such disclosure, executed a written NDA in form and substance satisfactory to TI, with respect to the use, disposition and disclosure of Confidential Information to be disclosed to each such employee or other personnel of Anam pursuant to
Section 12.03 hereof.

12.04 MARKING OF TECHNICAL DATA EMBODYING TRADE AND INDUSTRIAL SECRETS. To implement the covenants and obligations of Anam pursuant to this Article 12.00, Anam shall cause all Technical Information and Technical Data relating to or containing information concerning the Trade and Industrial Secrets, including, but not limited to sketches, drawings, reports, memoranda, blueprints, photographs, recording media and notes, and all copies, reproductions, reprints and translations thereof, to be plainly marked to indicate the secret and confidential nature thereof and to prevent unauthorized access thereto and unauthorized use or reproduction thereof.

12.05 MEASURES TO COMPEL COMPLIANCE. To further implement the covenants and obligations of Anam pursuant to this Article 12.00, Anam shall take all commercially reasonable efforts, including, but not limited to court proceedings at its own expense, to compel compliance by its respective employees, other persons and any third Party.

12.06 LIMITATION AND SURVIVAL OF OBLIGATIONS. The covenants and obligations undertaken by Anam pursuant to this Article 12.00 shall not apply to any Trade and Industrial Secrets which shall hereafter become published by TI or otherwise become generally available to the public, except in consequence of a willful or negligent act or omission by Anam, in contravention of the obligation herein above set forth in this Article 12.00, and such obligations shall, as so limited, survive expiration or termination of this Agreement, for a period of ten (10) years from the date of expiration or termination of this Agreement

12.07 ANAM PROCEDURES. As soon as practicable hereafter, Anam shall establish and implement rules and procedures with the cooperation of TI which are not inconsistent herewith and which are sufficient to comply with Anam's obligations set forth in this Article 12.00 as well as for the protection of TI's intellectual property, which such procedures shall require the prior written approval of TI, which approval shall not be unreasonably withheld by TI.

12.08 TI RIGHT OF INSPECTION, AUDIT AND RECOMMENDATION. TI shall have the right, at any time, to inspect the Facility, and to review and audit the rules and procedures established by Anam as required by Article 12.00, for the purposes of determining the sufficiency of such rules and procedures and their implementation, to comply with Anam's obligations set forth in Articles 12.00. Furthermore, TI shall have the right to make recommendations, not inconsistent with TI practices in like TI facilities to Anam for complying with Anam's obligations set forth in this Agreement. Anam, shall implement all such reasonable recommendations within a reasonable time after written request by TI.

12.09 TI RIGHT TO SUSPEND DELIVERY OF TECHNICAL INFORMATION OF TI. If Anam materially breaches this Agreement or unreasonably fails to implement any recommendations made by TI pursuant to Article 12.00, then, TI shall have the right to suspend its obligations under this Agreement with respect to delivery of Technical Information and Technical Data without being in breach of this Agreement. Nothing in this Article 12.00 shall limit TI's right to pursue other available remedies for such failure to implement TI recommendations.

                                   ARTICLE 13
             TERMINATION, CURE OF BREACH, CONCILIATION, AND REMEDIES

13.01    TERMINATION OF AGREEMENT. This Agreement may terminate upon:

        (i) EXPIRATION OF THE TERM (such termination shall occur automatically), or

        (ii) NO NEW TECHNICAL ASSISTANCE AGREEMENT. A Party may terminate this Agreement if the Parties fail to negotiate a new technical assistance agreement or an amendment to this Agreement for Future Technology Nodes pursuant to Article 17.00, or

        (iii) MUTUAL AGREEMENT OF THE PARTIES. The Parties may mutually agree to terminate this Agreement, in which event the future relationship of the Parties shall be determined by the Parties; or

        (iv) AN UNCURED MATERIAL BREACH. Subject to Sections 13.03 and 13.04 of this Agreement, a Party may terminate this Agreement in the event of a material breach(es) of the other Party For purposes of this Agreement, "Material Breach" shall mean:

                (a) An event of Material Breach by Anam shall include, but not be limited to, a breach of Articles 6.00, 7,00, 12.00, and 17.00, and Sections 5.02, 5.03, 8.01.01, 8,01.02, 16.04, 16.08,
                18.05 and 18.07.

                (b) An event of Material Breach by TI, which shall include, but not be limited to a breach of Articles 12.00 and 17.00 and Sections 2.01.01, 2.03, 4.01, 8.01.01, 8.01.02, 16.04, and
                18.05.

        (v)     NON-RECEIPT OF NECESSARY GOVERNMENT APPROVALS.

                (a) As further provided in this subsection (iv), a Party may terminate this Agreement in the event any government agency: (a) does not grant any requisite approvals; (b) rescinds any approvals; (c) makes a contingent approval; (d) imposes new obligations on a Party, or (e) modifies/amends this Agreement or any term or condition hereof.

                (b) The Parties' continuing obligations under this Agreement shall be contingent on the grant of governmental license(s) and other approvals, including but not limited to appropriate or requisite foreign exchange approvals and export licenses, as may be required by United States law and Korean Laws and other applicable laws to effectuate the transactions contemplated by this Agreement. Any such requisite approvals shall be obtained on or before March 31, 1997; or

                (c) ADVERSE GOVERNMENT INTERVENTION. At any time during the Term, should any government or government agency take any action adverse to any Party or make recommendations to the Parties or any of them requiring directly or indirectly, formally or informally, alteration or modification of any term or condition of this Agreement, or the transactions contemplated thereby, or of the performance of the Parties under this Agreement, including refusal to grant any necessary government approval, in a manner which is material and adverse to one Party, then, if said Party makes written request to the other Party within sixty
                (60) days from said action or recommendation of the government or government agency, the Parties hereto shall enter into good faith negotiations with the objective of restructuring the relationship between the Parties hereto in a manner such that the adverse effect of said alteration or modification of this Agreement will be minimized. If the Parties cannot reach an acceptable modification to this Agreement within three (3) months from the date of dispatch of said written request, or within such longer period of time as mutually agreed upon, either Party shall have the right to terminate this Agreement by giving written notice to that effect to the other Party, except as set forth in Section 16.15 of this Agreement. In the event this Agreement is terminated pursuant to this Section 13.01(v)(3), all rights under this Agreement granted by either Party shall cease and terminate. It is expressly understood and agreed by the Parties hereto that in the event of such termination, neither Party will incur any liability to the other Party for any alleged default or breach in the performance of this Agreement arising from the exercise of the right herein provided to terminate this Agreement as the case may be unless it can be established by a Party that the other Party acted in conjunction with said government body or agency to bring about the intended result. Except as provided in the previous sentence, compliance by either Party with this section shall not be deemed a breach under any provision of this Agreement.

        (vi) FAILURE TO SATISFY DEFINED CONDITIONS PRECEDENT OR SUBSEQUENT. If any event described in this Section 13.01(vi) fails to occur, with the result that the purposes of this Agreement are substantially frustrated, the Parties shall enter into good faith negotiations with the objective of restructuring the relationship between them such that the effects of such nonoccurrence shall be minimized. If the Parties cannot agree on a mutually agreeable restructuring or modification of this Agreement within six (6) months of any Party's request for such negotiations, any Party shall have the right to terminate this Agreement forthwith in its entirety under this Article 13.00 (except for the obligations under Articles 10.00, 12.00, 13.00, Section 18.04 and any NDAs which shall survive such termination) by giving written notice to that effect to the other Parties. The conditions covered by this Section 13.01 (v) are:

                (a) Anam shall complete construction of the Facility, and shall be fully operational on or before September 1, 1997;

                (b) Anam does not consummate a definitive agreement(s) or arrangement(s) providing for financing facilities sufficient to finance the proposed Facility and transactions contemplated by this Agreement within 180 days of the signing of this Agreement;

                (c) Anam shall implement Future Technology Nodes in accordance with a schedule(s) to be negotiated mutually in good faith by the Parties within the scope of any subsequent technical assistance agreement consummated by the Parties and applicable to such Future Technology Nodes.

        (vii) FAILURE TO PROTECT TI INTELLECTUAL PROPERTY. TI may terminate this Agreement if, in the judgment of TI, the protection of TI's intellectual property either is not maintained sufficiently or TI has reason to believe that the protection of such intellectual property will not be maintained in accordance with TI requirements;

        (viii) CHANGE IN CONTROL, LIQUIDATION, BANKRUPTCY, ETC.. (a) Upon the change in control of Anam or its parent company, including but not limited to: (v) material change in

        Anam management or in the management of its parent company; (w) the sale of all, substantially all, or a material part of Anam's assets, its shares, or voting control to any third party including but not limited to a holding company or financial institution; (x) the merger, acquisition, or divestiture of Anam, directly or indirectly, with or to any third party, (y) entering into a joint venture with any third party; or (b) upon the liquidation, bankruptcy, receivership, custodianship or dissolution of Anam (whether voluntarily or involuntarily).

Where the foregoing grants to a Party the right to terminate this Agreement, such Party may exercise such right by furnishing the other Party written notice to that effect, and such termination shall take effect upon the other Party's receipt thereof, subject to any cure period that may otherwise apply hereunder.

13.02. RESOLUTION OF DISPUTES. It is the intent of the Parties that any breach of this Agreement be resolved in an amicable manner, to the fullest extent possible, and that any such resolution be reasonable in light of the rights and obligations of the Parties. If any breach should arise which cannot be resolved by the personnel of each Party directly involved, the following procedures of Sections 13.03 through 13.05 inclusive shall apply in each of the circumstances described below.

13.03. CURE. If either Party shall at any time breach this Agreement, without any material causative fault on the part of the other Party, by failing to perform any material provision of this Agreement (or, cumulatively, where non-material breaches would amount to a material breach), the non-breaching Party may advise of its intention to terminate this Agreement by providing written notice to the breaching Party specifying the breach. The Agreement will not be terminated if (i) the material breach specified in the notice is remedied within the fifty-five (55) day period following receipt of the notice by the breaching Party or (ii) if the breach reasonably requires more than fifty-five
(55) days to correct, the breaching Party has, within thirty (30) days from receipt of the notice of default, begun substantial corrective action to cure the breach and submitted a written remediation plan to the non-breaching Party's Program Coordinator providing a detailed explanation of the steps to be taken to cure the breach as quickly as practicable, the defaulting Party diligently pursues such corrective action, and such breach is actually cured within ninety
(90) days following receipt of the notice of default. If any default is not cured within the time permitted, the non-defaulting Party shall have the right to terminate this Agreement at any time thereafter by giving written notice of termination to the other Party, and upon the giving of such notice of termination this Agreement shall terminate immediately. The Party receiving notice shall have the right to cure any such default up to the date of termination. In the event of any default, the non-defaulting Party shall have the right to suspend further implementation or effectuation of its obligations under this Agreement, and shall not be obligated to resume such activities until such default has been cured. This Section 13.03 shall run concurrently with the Conciliation Process set forth in Section 13.04 below.

13.04 CONCILIATION PROCESS. At any time during the Term, upon the occurrence of one or more breaches under this Agreement, the non-breaching Party shall promptly deliver written notification to the alleged breaching Party setting out in reasonable detail and in clear and concise language the good faith basis for and the specifics of such breach. If the breaching Party has not cured such breach within ten (10) business days after delivery of such written notification, a coordinating committee consisting of the Project Coordinators (hereinafter, the "Coordinating Committee") shall be established by the Parties and shall convene a meeting of itself within ten (1 0) business days thereafter for the purposes of, among other things:

        -       assessing the good faith basis for the claimed breach,

        - defining, assessing and prioritizing the alternatives reasonably available to cure such breach or to correct the circumstances or situations that gave rise to such breach so as to make its reoccurrence unlikely; and


        - adopting by unanimous vote, one or more curative or corrective courses of action (the "Proposed Resolution").

Either the breaching Party or the non-breaching Party shall be entitled to (i) make reasonable requests for information ("Information Requests") pertaining to the breach (provided such requests are not unduly burdensome and can be accomplished within two (2) business days) and (ii) present its views to the Coordinating Committee with respect to the breach, through its appropriate officer "Presentation". If within five (5) business days of its first meeting the Coordinating Committee shall be unable to resolve the breach by unanimous vote, then the matter shall immediately be referred to an advisory committee consisting of the President of Anam and the TI Executive Vice President responsible for the Semiconductor Group and two additional personnel of their choice, one of each from TI and Anam (hereinafter the "Advisory Committee") for further attempts at resolution. Within fourteen (14) business days of such referral, the Advisory Committee shall convene a meeting for the purpose of attempting to resolve the breach. The procedures described above concerning Information Requests and Presentation shall also apply to the Advisory Committee proceedings. If within five (5) business days of its first meeting the Advisory Committee shall be unable to resolve the breach by unanimous vote, then the matter shall immediately be referred to the respective Chairman of each of TI and Anam, Group for the purpose of attempting to resolve the breach during the period of ten (10) business days following the submission of such matter to them for their consideration. The process described in this Section 13.04 is herein referred to as the "Conciliation Process".

13.05    REMEDIES INJUNCTIVE AND OTHER EQUITABLE RELIEF.

        13.05.01 REMEDIES. Upon the failure to cure a Material Breach by either Party of any provision of this Agreement, the non-breaching Party shall have the right to pursue all available remedies at law or in equity that it may elect, including but not limited to specific performance or injunctive relief, in order to obtain the benefits to have been provided pursuant to this Agreement, or to obtain adequate recourse or compensation in the event the same are not so provided.

                13.05.02 INJUNCTIVE RELIEF FOR CONFIDENTIAL INFORMATION, TRADE AND INDUSTRIAL SECRETS, ETC. Unauthorized use or disclosure of Confidential Information or failure to protect TI's technologies or intellectual property will diminish the value of Advanced Available Technology, Technical Information, Technical Data, Trade and Industrial Secrets, and TI intellectual property rights. Therefore, if Anam breaches (or TI has reason to believe that Anam may be about to breach) any of its related obligations hereunder, TI shall be entitled to equitable relief to protect its technologies and intellectual property rights, including but not limited to injunctive relief, as well as monetary damages.

                13.05.03 RIGHT TO USE ADVANCED AVAILABLE TECHNOLOGY.

                        (i) In the event of termination of this Agreement for a
                reason other than an Anam Material Breach, Anam shall be permitted to continue to use said Advanced Available Technology in the Facility, and only in the Facility, with no right to use, transfer assign or otherwise provide directly or indirectly any Advanced Available Technology to any other facility, affiliate, third party, person, etc.

                        (ii) In the event Section 13.05.03(i) is implemented,
                Anam agrees to continue to pay to TI the ongoing technical assistance fee set forth in Section II.B of Annex A.

                        (iii) Nothing in this Section 13.05.03 shall be deemed
                to be a waiver or an abrogation of any other right or remedy of any Party under Article 13.00 of this Agreement.

                                   ARTICLE 14
                                  FORCE MAJEURE

14.01 Should any Party be prevented from performing its contractual obligations under this Agreement due to the cause or causes of force majeure such as new acts of war or aggression (declared or undeclared) by North Korea or other third country or economy, fire, storm, flood, typhoon or other severe weather conditions, earthquake, strike, student unrest, legal restraints, government or like interference, judicial action, accidental damage to equipment, as will as any other cause outside the control of that Party, that Party shall not be liable to the other Party for any delay or failure of performance caused by any of the above events. "Force majeure" shall include the failure to obtain such license(s) and other approvals, including export licenses, as are required by U.S. law or other applicable law for the equipment, software, technology and Products to be provided pursuant to the terms of this Agreement

14.02 The Party affected by Force Majeure shall notify the other Party of the occurrence of any of the above events in writing by cable or telex within the shortest possible time.

14.03 Should the delay caused by any of the above events continue for more than ninety (90) days, the Parties shall settle the problem of further performance of the Agreement through friendly negotiations as soon as possible with the objective of restructuring the relationship among them such that the effects of such delay are minimized. If the Parties cannot agree on a mutually acceptable solution within six (6) months of any Party request for such negotiations any Party (not including Anam in the event of action or interference by the government of the U.S.) may terminate this Agreement by prior written notice to the other Party.

                                   ARTICLE I5
                                 APPLICABLE LAWS

15.01 This Agreement shall be governed by, construed and enforced in accordance with the laws of Texas, U.S.A., as applicable to contracts made and fully performed in Texas.

15.02 Anam shall comply with Korean Laws and all other applicable laws. Anam, its officers, employees or agents will not participate in or provide any information in furtherance of any boycott in violation of U.S. law or offer to pay or receive any bribe to/from any individual or corporation. When other individuals or organizations are required to participate in programs of Anam, they shall be compensated fairly based on the task performed. In no circumstances are public servants or other holders of public offices to be offered or paid any bribe or other benefits, directly or indirectly. No contribution in any way related to Anam will be made to candidates for public offices or to political parties or other political organizations, regardless of whether such contributions are permitted by local laws.

                                   ARTICLE 16
                                  MISCELLANEOUS

16.01 All Attachments, Annexes and Schedules to this Agreement are integral parts thereof. Subject to Section 16.08, all amendments, supplements and alterations to this Agreement shall be made in written form and signed by the authorized representative of the Parties, and such shall thereafter form an integral part of this Agreement, provided however, that TI may assign this Agreement or any obligation hereunder to any subsidiary of TI upon written notice to Anam. In such event, TI shall be the controlling Party of such assignee and shall guarantee the obligations of such assignee for this Agreement

16.02 In the event the government of the Republic of Korea imposes on TI or TI Affiliates offset requirements in other TI projects or investments in the Republic of Korea, then Anam agrees to use its best efforts, upon TI request, to convince the government that the transfer of Advanced Available Technology by TI and sales of TI Products to TI hereunder should be credited for offset purposes.

16.03 In the event that any of the provisions of this Agreement, or portions thereof, or documents referenced herein are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby. If the purposes of this Agreement are substantially frustrated by any events contemplated by this Section 16.03 any Party may terminate this Agreement in the manner as if the conditions of Section 13.01 (iii) existed.

16.04. No Party, without the prior written consent of the other, shall either issue or cause the issuance of a press release or public announcement or disclose to any third party, either the existence or contents of this Agreement or the transactions contemplated thereby. Provided, however, that Anam may disclose to its potential customers that no patent license exists between TI and Anam. Under this requirement a Party shall be permitted to disclose, under confidentiality and use restrictions, such terms of this Agreement as are reasonably required to be disclosed in response to reasonable requests made by governmental authorities or potential investors or lenders not affiliated with any semiconductor developer or manufacturer in the ordinary course of seeking governmental approvals or for obtaining debt or equity financing, bank credit or the like; provided however that in such event the Party making such a request for approval must seek the review and approval of the other Party, in which case, the requesting Party shall use its best efforts to comply with the recommendations of the other Party as concerns disclosure and confidentiality.

16.05 The headings of the Articles and Sections of this Agreement are for reference purposes only and shall not be deemed to affect in way the meaning or interpretation of the Articles to which they refer.

16.06 The failure on the part of any Party to exercise or enforce any rights conferred on it hereunder shall not be deemed to constitute a waiver of any rights nor operate to bar the exercise or enforcement of any rights at any time or at times thereafter.

16.07 The Parties agree to execute and deliver to each other all additional instruments, to provide all information, and to do or refrain from doing all further acts and things as may be necessary or as may be reasonably requested by any Party hereto, more fully to vest in, and to assure each Party of, all rights, powers, privileges, and remedies herein intended to be granted to or conferred upon such Party.

16.08 Anam shall not sell, assign, delegate, transfer, or otherwise dispose of this Agreement or any right or duty under this Agreement or portion thereof (including an assignment or delegation by operation of law), without the prior written consent of TI. Any such attempted sale, assignment, transfer, delegation, disposition, etc. shall be null and void and shall constitute a Material Breach under Section 13.01(iv) of this Agreement.

16.09 Except as specifically set forth or referred to herein, nothing express or implied in this Agreement is intended to or shall be construed to confer upon or to give any person other than the Parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

16.10 All notices and formal communications pursuant to this Agreement shall be served on each Party in writing via facsimile transmission (confirmed by registered letter), registered letter, telex or prepaid cable to the following persons at the following addresses and fax numbers:

        if to TI:
                      Mr. Joseph Brennan
                      8505 Forest Lane M/S 8641
                      Dallas, Texas 75243
                      Fax: 972/480-2088

        with a copy to:

                      General Counsel
                      13510 North Central Expressway, M/S 241
                      Dallas, Texas 75243
                      Fax: 972/995-3511

        if to Anam:
                      Mr. K.O. Park
                      3d Floor Taeyang Building
                      59, Nae-Dong, Ojung-ku, Buchon
                      Kyunggi-do, Korea 421-160
                      Fax: 032-683-8104

Either Party may change the above addresses by furnishing notice to that effect in the manner provided above.

16.11 All correspondence of which TI is a recipient or sender shall be in English. All documents which are issued in Korea pursuant to the Agreement shall be provided to TI in English translation.

16.12 This Agreement may be executed in one or more counterparts, in English, each of which shall be enforceable by or against the Parties executing such counterparts, and all of which together shall constitute one instrument.

16.13 Anam shall obtain and maintain throughout the Term such kinds and amounts of insurance as are reasonable and customary in the trade, including but not limited to insurance covering product liability, theft, fire, worker's compensation, etc.

16.14 During the Term, neither Party nor an Affiliate shall solicit whether directly or indirectly for employment; or hire, employ or other wise retain any employee of the other Party with whom they have come into direct contact in connection with the transactions contemplated by this Agreement without the prior written consent of the other Party.

16.15    Articles, 9.00, 10.0, 11.00, 12.00, 15.00, and Sections 2.09, 8.01.04,
and 13.05.03 shall survive the cancellation termination or expiration, of this Agreement.

16.16 This Agreement contains the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating thereto, and may not be modified, discharged or terminated except by the written consent of the Parties.

                                   ARTICLE 17
                                      TERM

17.01 Initial Term. The Term shall commence on the Effective Date and shall continue through July 15, 2006, unless (i) terminated under Article 13.00 of this Agreement, or (ii) the Parties fail to negotiate in good faith either a new technical assistance agreement or an amendment to this Agreement for Future Technology Nodes on or before December 31, 1998.

17.02 In the event the Parties are unable successfully to negotiate such new technical assistance agreement, or an amendment to this Agreement, then either Party may give the other Party a two-year notice of termination, whereupon the Parties shall agree on a transition schedule; provided, however, to the extent that the Parties cannot agree on a reasonable transition schedule, TI's minimum loading commitment during said remainder two-year period shall be lowered to twenty percent (20%).

                                   ARTICLE 18
              ADDITIONAL REPRESENTATIONS, WARRANTIES, AND COVENANTS

Anam additionally represents and warrants to TI as follows:

18.01 ENFORCEABLE OBLIGATIONS. Anam will be at the time of execution a corporate citizen of the Republic of Korea in good standing and not subject to any criminal penalty, criminal charges, disciplinary proceedings or criminal proceedings under the Korean Laws or any other country. With respect to this Agreement Anam will have the authority and legal right to execute and deliver such Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement will constitute, when executed and delivered, the valid, legal and binding obligations of Anam, enforceable against Anam, in accordance with their respective terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors' rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

18.02 VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement by Anam does not and will not (i) violate, conflict with or result in the breach (collectively, "Breach") of any term, condition or provision of, or result in the creation of any encumbrance under,
(a) any existing law, ordinance, or governmental rule or regulation to which Anam is subject, (b) any judgment, order, writ, injunction, decree or award of any governmental entity which is applicable to Anam, (c) the charter documents of companies affiliated with Anam in carrying out this Agreement or any securities issued by such companies, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which Anam is a party or by which Anam may have rights, except, as to such performance, such Breaches and encumbrances as would, if occurred or created, not have a material adverse effect on the ability of Anam to perform his obligations hereunder and thereunder, or (ii) give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Anam.

18.03 RESTRICTIONS. Anam neither is nor will be a party to any indenture, agreement, contract, commitment, lease, license, permit, authorization or other instrument, document or understanding, oral or written, nor subject to any restriction in any charter document or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, to the knowledge of Anam, may in the future materially adversely affect or materially restrict, the business of Anam after consummation of the transactions contemplated hereby.

18.04 CONSENT. No consent or approval by, or notification of, or filing with, any person is required which has not been obtained in connection with the execution, delivery and performance by Anam of this Agreement, or the consummation of the transactions contemplated hereby, other than such consents or approvals as would, if not obtained, not have a material adverse effect on the ability of Anam to perform its obligations hereunder.

18.05    FUTURE TECHNOLOGY NODES.

                                      ***

[PURSUANT TO SECTION 16.04 HEREOF THE PARTIES TO THIS AGREEMENT HAVE NOT CONSENTED TO DISCLOSURE OF THE OMITTED MATERIAL.]

                                      ***

18.06 ARM'S LENGTH PRICING. In all transactions with Affiliates concerning assembly and test services for third party customers, Anam shall maintain separate, independent and arm's length pricing structures so that the "back log" wafer price is separate and distinguishable from any assembly and test or "turnkey" price to third parties.

18.07    FACILITY EXPANSION.

                18.07.01 Anam agrees that it will not expand the Facility or the Capacity without advanced, prior written notification to TI, which notification shall provide in detail plans for any such expansion, including anticipated additional Capacity.

                18.07.02 Anam shall provide TI with the right of first refusal to any such additional Capacity in accordance with TI's loading rights pursuant to Article 8.00 of this Agreement, provided however, TI shall have the right not to load such additional Capacity, in part or in whole, in accordance with Section 8.01.01, in which such case, Anam shall be responsible solely for filling any such additional Capacity; and further provided, all other terms and conditions of this Agreement shall apply to such additional Capacity.

IN WITNESS WHEREOF, and intending to be legally bound hereby, TI and Anam have caused their duly authorized representatives to execute this Agreement.

     ANAM INDUSTRIAL CO., LTD.         TEXAS INSTRUMENTS INCORPORATED

     By:___________________________    By:___________________________
     Name:_________________________    Name:_________________________

     Title:________________________    Title:________________________

     Date:_________________________    Date:__________________________

                                     ANNEX A

I. PRODUCTS: The Products shall be as defined in Section 1.06 of this Agreement.

II.  TECHNICAL ASSISTANCE FEE:

[*]



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

III. PRICING FORMULA. The Pricing Formula shall be established on the following model: (All monetary numbers are in U.S. dollars).

[*]



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

IV.        TI PRODUCT FORECAST

A. Annual Quantity Projections.

                (i) Beginning 30 days after the Effective Date of this Agreement and in [*] of each year thereafter, TI shall provide to Anam the annual quantities of Products (wafers) estimated to be purchased from Anam by TI for the upcoming [*] year time period (the "Annual Quantity Projections").

                (ii) The Annual Quantity Projections shall be communicated by TI technology. Anam shall acknowledge, in writing to TI, Annual Quantity Projections within one (1) month of receipt thereof. Such Annual Quantity Projections shall not constitute a binding purchase obligation for TI and shall be the responsibility of the Program Coordinator.

B Rolling Quarterly Forecasts

                (i) Beginning 30 days after the Effective Date of this Agreement and each quarter thereafter, TI shall provide to Anam the quantity of Products estimated to be purchased by TI from Anam for the upcoming [*] (the "Rolling Quarterly Forecasts"). Each such forecast shall indicate TI's estimated purchases of Products on a monthly basis for the next succeeding quarter.

                (ii) The Rolling Quarterly Forecasts shall be made available to Anam within 10 days after the end of the preceding quarter. The Rolling Quarterly Forecast shall not constitute a binding purchase obligation for TI and shall be the responsibility of the Program Coordinator.

                (iii) The Program Coordinators will work in good faith to finalize loadings forecasts to meet the requirements of both TI and Anam. However, if TI requests the TI loadings to go from the minimum 40% of Capacity to the maximum of 70% of capacity, Anam shall have a [*] to meet the 70% request. The Program Coordinators shall work the interim loading plan.



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

C       Purchase Order Process.

                (i) Purchase Orders. Simultaneously with delivery of the Rolling Quarterly Forecasts, TI shall supply to Anam a written purchase order hereto for the first month of the upcoming quarter. The types of TI Product, quantities, and delivery dates and locations indicated on such purchase order shall be consistent with the first month of the corresponding Rolling Quarterly Forecast and shall be agreed to and approved by the Program Coordinators.

                (ii) Purchase Order Acknowledgment. Anam shall acknowledge, in writing to TI, each purchase order which has been provided by TI and approved by the Program Coordinators within five (5) business days of receipt thereof. Such acknowledgment shall be made by product and specification.

                (iii) Modifications/Additions. TI reserves the right to modify or add purchase orders, subject to the acceptance thereof by Anam. Such changes shall be communicated in writing to the Anam Program Coordinator. Anam agrees to exercise reasonable efforts to accept any such TI modified or additional purchase order, provided that any such purchase order reasonably reflects TI's most recent Rolling Quarterly Forecast, and does not require delivery with a lead time which is commercially unreasonable.

D       Unnecessary Variations. TI and Anam shall each use commercially reasonable efforts to minimize unnecessary variations in order to achieve as nearly as possible linear weekly shipments.

E       Time Period Revisions. ANNEX A, Section V is intended to permit TI wafer fabs to follow procedures substantially similar to those then currently existing in Anam to facilitate the transition to Anam operation. The Parties may agree in writing to revise the periods covered by the rolling forecasts or the forecasting and ordering process from time-to-time.

                                   SCHEDULE 1

                          TECHNOLOGY TO BE TRANSFERRED

                                      ***

PURSUANT TO SECTION 16.04 HEREOF, THE PARTIES TO THIS AGREEMENT HAVE NOT CONSENTED TO DISCLOSURE OF THE OMITTED MATERIAL.
                                      ***

                                   SCHEDULE 2

                                      ***

PURSUANT TO SECTION 16.04 HEREOF, THE PARTIES TO THIS AGREEMENT HAVE NOT CONSENTED TO DISCLOSURE OF THE OMITTED MATERIAL.

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